Exhibit 8(gg)(1)

Amendment to Participation Agreement (Franklin Templeton)

Amendment No. 3 to Participation Agreement

Franklin Templeton Variable Insurance Products Trust

Franklin/Templeton Distributors, Inc.

Transamerica Advisors Life Insurance Company of New York

(formerly ML Life Insurance Company of New York)

Transamerica Capital, Inc.

Franklin Templeton Variable Insurance Products Trust (the “Trust”), Franklin/Templeton Distributors, Inc. (the “Underwriter,” and together with the Trust, “we” or “us”), Transamerica Advisors Life Insurance Company of New York, F.K.A. ML Life Insurance Company of New York, (the “Company” or “you”), and Transamerica Capital, Inc., your distributor, on your behalf and on behalf of certain Accounts, have previously entered into a Participation Agreement dated as of March 1, 2005, and subsequently amended June 5, 2007 and September 1, 2009 (the “Agreement”). The parties now desire to amend the Agreement by this amendment (the “Amendment”). Unless otherwise indicated, the terms defined in the Agreement shall have the same meanings in this Amendment.

WHEREAS, the Company changed its name to Transamerica Advisors Life Insurance Company on July 1, 2010.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	The name of “ML Life Insurance Company of New York” was changed to “Transamerica Advisors Life Insurance Company of New York” effective as of July 1, 2010. All prior references to ML Life Insurance Company of New York in this Agreement and prior amendments shall hereafter mean Transamerica Advisors Life Insurance Company of New York.

2.	Section 6 is amended and restated in its entirety as set forth in Attachment A to this Amendment.

3.	Schedule G is amended and restated in its entirety as set forth in Schedule G attached to this Amendment.

4.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused its duly authorized officers to execute this Amendment effective as of October 1, 2010.

The Trust:	FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST

Only on behalf of each Portfolio listed on Schedule C of
the Agreement.	By:	/s/ Karen L. Skidmore
	Name:	Karen L. Skidmore
	Title:	Vice President

The Underwriter:	FRANKLIN/TEMPLETON DISTRIBUTORS, INC.

	By:	/s/ Thomas M. Regner
	Name:	Thomas M. Regner
	Title:	Executive Vice President

The Company:	TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK

	By:	/s/ Arthur D. Woods
	Name:	Arthur D. Woods
	Title:	Vice President

The Distributor:	TRANSAMERICA CAPITAL, INC.

	By:	/s/ Brenda L. Smith
	Name:	Brenda L. Smith
	Title:	Assistant Vice President

Attachment A

6.	Sales Material, Information and Trademarks

6.1 For purposes of this Section 6, “Sales Literature/ Promotional Material” includes, but is not limited to, portions of the following that use any logo or other trademark related to the Trust, or Underwriter or its affiliates, or refer to the Trust: advertisements (such as material published or designed for use in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, websites and other electronic communications or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts or any other advertisement, sales literature or published article or electronic communication), educational or training materials or other communications distributed or made generally available to some or all agents or employees in any media, and disclosure documents, shareholder reports and proxy materials.

6.2 You may use the name of the Trust and trademarks and the logo of the Underwriter in Sales Literature/Promotional Material as reasonably necessary to carry out your performance and obligations under this Agreement provided that you comply with the provisions of this Agreement. You agree to abide by any reasonable use guidelines regarding use of such trademarks and logos that we may give from time to time. You shall, as we may request from time to time, promptly furnish, or cause to be furnished to us or our designee, at least one complete copy of each registration statement, prospectus, statement of additional information, private placement memorandum, retirement plan disclosure information or other disclosure documents or similar information, as applicable (collectively “Disclosure Documents”), as well as any report, solicitation for voting instructions, Sales Literature/ Promotional Material created and approved by you, and all amendments to any of the above that relate to the Contracts, the Accounts, the Trust, or Underwriter or its affiliates.

6.3 You and your agents shall not give any information or make any representations or statements on behalf of the Trust or concerning the Trust, the Underwriter or an Adviser, other than information or representations contained in and accurately derived from the registration statement or prospectus for the Trust shares (as such registration statement and prospectus may be amended or supplemented from time to time), annual and semi-annual reports of the Trust, Trust-sponsored proxy statements, or in Sales Literature/Promotional Material created by us for the Trust and provided by the Trust or its designee to you, except as required by legal process or regulatory authorities or with the written permission of the Trust or its designee.

6.4 You agree, represent and warrant that you are solely responsible for any Sales Literature/ Promotional Material prepared by you and that such material will: (a) conform to all requirements of any applicable laws or regulations of any government or authorized agency having jurisdiction over the offering or sale of shares of the Portfolios or Contracts; (b) be solely based upon and not contrary to or inconsistent with the information or materials provided to you by us or a Portfolio; and (c) be made available promptly to us upon our request. You agree to file any Sales Literature/Promotional Material prepared by you with FINRA, or other applicable legal or regulatory authority, within the timeframes that may be required from time to time by FINRA or such other legal or regulatory authority. Unless otherwise expressly agreed to in writing, it is understood that we will neither review nor approve for use any materials prepared by you and will not be materially involved in the preparation of, or have any responsibility for, any such materials prepared by you. You are not authorized to modify or translate any materials we have provided to you.

6.5 You shall promptly notify us of any written customer complaint or notice of any regulatory investigation or proceeding received by you relating to any Disclosure Documents or Sales Literature/Promotional Material.

6.6 We shall not give any information or make any representations or statements on behalf of you or concerning you, the Accounts or the Contracts other than information or representations, including naming you as a Trust shareholder, contained in and accurately derived from Disclosure Documents for the Contracts (as such Disclosure Documents may be amended or supplemented from time to time), or in materials approved by you for distribution, including Sales Literature/ Promotional Material, except as required by legal process or regulatory authorities or with your written permission.

6.7 Except as provided in Section 6.2, you shall not use any designation comprised in whole or part of the names or marks “Franklin” or “Templeton” or any logo or other trademark relating to the Trust or the Underwriter without prior written consent, and upon termination of this Agreement for any reason, you shall cease all use of any such name or mark as soon as reasonably practicable.

6.8 You shall furnish to us ten (10) Business Days prior to its first submission to the SEC or its staff, any request or filing for no-action assurance or exemptive relief naming, pertaining to, or affecting, the Trust, the Underwriter or any of the Portfolios.

6.9 You agree that any posting of Designated Portfolio Documents on your website or use of Designated Portfolio Documents in any other electronic format will result in the Designated Portfolio Documents: (i) appearing identical to the hard copy printed version or .pdf format file provided to you by us (except that you may reformat .pdf format prospectus files in order to delete blank pages and to insert .pdf format prospectus supplement files provided by us to you); (ii) being clearly associated with the particular Contracts in which they are available and posted in close proximity to the applicable Contract prospectuses; (iii) having no less prominence than prospectuses of any other underlying funds available under the Contracts; (iv) in compliance with any statutory prospectus delivery requirements and (v) being used in an authorized manner. Notwithstanding the above, you understand and agree that you are responsible for ensuring that participation in the Portfolios, and any website posting, or other use, of the Designated Portfolio Documents is in compliance with this Agreement and applicable state and federal securities and insurance laws and regulations, including as they relate to paper or electronic delivery or use of fund prospectuses. We reserve the right to inspect and review your website if any Designated Portfolio Documents and/or other Trust documents are posted on your website and you shall, upon our reasonable request, provide us timely access to your website materials to perform such inspection and review.

In addition, you agree to be solely responsible for maintaining and updating the Designated Portfolio Documents’ .pdf files and removing and/or replacing promptly any outdated prospectuses and other documents, as necessary, ensuring that any accompanying instructions by us, for using or stopping use, are followed. You agree to designate and make available to us, upon reasonable request, a person to act as a single point of communication contact for these purposes. We are not responsible for any additional costs or additional liabilities that may be incurred as a result of your election to place the Designated Portfolio Documents on your website. We reserve the right to revoke this authorization, at any time and for any reason, although we may instead make our authorization subject to new procedures.

6.10 Each of your and your distributor’s registered representatives, agents, independent contractors and employees, as applicable, will have access to our websites at franklintempleton.com, and such other URLs through which we may permit you to conduct business concerning the Portfolios from time to time (referred to collectively as the “Site”) as provided herein: (i) upon registration by such individual on a Site; (ii) if you cause a Site Access Request Form (an “Access Form”) to be signed by your authorized supervisory personnel and submitted to us, as a Schedule to, and legally a part of, this Agreement; or (iii) if you provide such individual with the necessary access codes or other information necessary to access the Site through any generic or firm-wide authorization we may grant you from time to time. Upon receipt by us of a completed registration submitted by an individual through the Site or a signed Access Form referencing such individual, we shall be entitled to rely upon the representations contained therein as if you had made them directly hereunder and we will issue a user identification, express number and/or password (collectively, “Access Code”). Any person to whom we issue an Access Code or to whom you provide the necessary Access Codes or other information necessary to access the Site through any generic or firm-wide authorization we may grant you from time to time shall be an “Authorized User.”

We shall be entitled to assume that such person validly represents you and that all instructions received from such person are authorized, in which case such person will have access to the Site, including all services and information to which you are authorized to access on the Site. All inquiries and actions initiated by you (including your Authorized Users) are your responsibility, are at your risk and are subject to our review and approval (which could cause a delay in processing). You agree that we do not have a duty to question information or instructions you (including Authorized Users) give to us under this Agreement, and that we are entitled to treat as authorized, and act upon, any such instructions and information you submit to us. You agree to take all reasonable measures to prevent any individual other than an Authorized User from obtaining access to the Site. You agree to inform us if you wish to restrict or revoke the access of any individual Access Code. If you become aware of any loss or theft or unauthorized use of any Access Code, you agree to contact us immediately. You also agree to monitor your (including Authorized Users’) use of the Site to ensure the terms of this Agreement are followed. You also agree that you will comply with all policies and agreements concerning Site usage, including without limitation the Terms of Use Agreement(s) posted on the Site (“Site Terms”), as may be revised and reposted on the Site from time to time, and those Site Terms (as in effect from time to time) are a part of this Agreement. Your duties under this section are considered “services” required under the terms of this Agreement. You acknowledge that the Site is transmitted over the Internet on a reasonable efforts basis and we do not warrant or guarantee their accuracy, timeliness, completeness, reliability or non-infringement. Moreover, you acknowledge that the Site is provided for informational purposes only, and is not intended to comply with any requirements established by any regulatory or governmental agency.

Schedule G

Addresses for Notices

To the Company:	Transamerica Advisors Life Insurance Company of New York

570 Carillon Parkway
St. Petersburg, FL 33716
Attention: Dennis P. Gallagher

To the Distributor:	Transamerica Capital, Inc.
4600 South Syracuse St., Suite 1100
Denver, CO 80237
Attention: General Counsel

To the Trust:	Franklin Templeton Variable Insurance Products Trust
One Franklin Parkway, Bldg. 920 2nd Floor
San Mateo, California 94403
Attention: Karen L. Skidmore, Vice President

To the Underwriter:	Franklin/Templeton Distributors, Inc.
100 Fountain Parkway, Bldg. 140, 7th Floor
St. Petersburg, FL 33716
Attention: Peter Jones, President

If to the Trust or Underwriter with a copy to:	Franklin Templeton Investments
One Franklin Parkway, Bldg. 920 2nd Floor
San Mateo, California 94403
Attention: General Counsel